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                                                                  EXHIBIT 23.1


Board of Directors and Stockholders
Enterprise Software, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-24513) on Form S-3 of Enterprise Software, Inc. (formerly IndeNet, Inc.) of our report dated May 29, 1998, relating to the consolidated balance sheet of Enterprise Software, Inc. and subsidiaries as of March 31, 1998 and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the year then ended which report appears in the March 31, 1998, annual report on Form 10-KSB/A-2 of Enterprise Software, Inc.

/s/ KPMG Peat Marwick LLP


Detroit, Michigan
August 12, 1998